EXHIBIT 4.4

AMENDED AND RESTATED EZCHIP SEMICONDUCTOR LTD. 2009 EQUITY
INCENTIVE PLAN

1.	General.

(a)
Application.  The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards as set forth in Section 1(b) of the Plan, to provide incentives for such persons to exert maximum efforts for the success of the Company and its Subsidiaries and to provide a means by which such eligible recipients may be given and opportunity to benefit from increases in value of the Ordinary Shares through the granting of Awards.  All capitalized terms used herein shall have the meaning assigned in Section 12 of this Plan.

(b)	Eligible Recipients. The persons eligible to receive Awards are Employees, Directors or Consultants of or to the Company or its Subsidiaries.

(c)	Available Options. The Plan provides for the grant of Options and Restricted Share Units.

2.	Administration.

(a)
Administration by Board or Committee.   The Plan shall be administered by (A) the Board or (B) a Committee, which Committee shall be constituted to satisfy applicable law and the Company’s Articles of Association (the “Administrator”). Notwithstanding the above, the Board shall automatically have a residual authority if no Committee shall be constituted or if such Committee shall cease to operate for any reason whatsoever.

(b)
Committee Procedures.  The Committee shall select one of its members as its chairman and shall hold its meetings at such times and places as the chairman shall determine. The Committee shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

(c)	Awards to Committee Members. Any member of such Committee shall be eligible to receive Awards under the Plan while serving on the Committee, unless otherwise specified herein.

(d)
Powers of the Administrator.  The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan, and, in the case of a Committee, subject to the reservation of powers by the Board:

(i)
To determine from time to time (A) which of the persons eligible under the Plan shall be granted Awards; (B) when and how each Award shall be granted; (C) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Ordinary Shares pursuant to an Award; (D) the number of Ordinary Shares with respect to which an Award shall be granted to each such person; and (E) the Fair Market Value of the Awards, as provided in this Plan.

(ii)
To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Award fully effective.

(iii)	To settle all controversies regarding the Plan and Awards granted under it.

(iv)
To suspend or terminate the Plan at any time. Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(v)
To amend the Plan in any respect the Administrator deems necessary or advisable, including, without limitation, relating to certain nonqualified deferred compensation under Section 409A of the Code and/or to bring the Plan or Awards granted under the Plan into compliance therewith, subject to the limitations, if any, of applicable law. However, except as provided in Section 8(a) relating to Capitalization Adjustments, shareholder approval shall be required for any amendment of the Plan that (i) materially increases the number of Ordinary Shares available for issuance under the Plan, (ii) materially expands the class of individuals eligible to receive Awards under the Plan, (iii) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which Ordinary Shares may be issued or purchased under the Plan, or (iv) materially extends the term of the Plan, but only to the extent required by applicable law or listing requirements. Except as provided in Section 2(b)(vii), rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing.

(vi)
To submit any amendment to the Plan for shareholder approval if required by applicable law, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees.

(vii)
To amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to the Administrator’s discretion; provided however, that, the rights under any Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing.

(viii)
Generally, to exercise such powers and to perform such acts as the Administrator deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(e)
Procedure.  Subject to the Company’s Articles of Association, all decisions and selections made by the Administrator pursuant to the provisions of the Plan shall be made by a majority of its members, except that no member of the Administrator shall vote on, or be counted for quorum purposes, with respect to any proposed action of the Administrator relating to any Award to be granted to that member.  Any decision reduced to writing shall be executed in accordance with the provisions of the Articles of Association of the Company.

(f)
Indemnification.  Subject to the Articles of Association of the Company and the Company’s decision, and to all approvals legally required, each member of the Board or the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such member’s own fraud or bad faith, to the extent permitted by applicable law.  Such indemnification shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Articles of Association of the Company, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.

(g)
Section 162(m). In the sole discretion of the Board, the Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code. In addition, the Board or the Committee, in its sole discretion, may delegate to a Committee of Directors who need not be Outside Directors the authority to grant Awards to eligible persons who are either (I) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award, or (II) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code.

(h)
Effect of Administrator's Decision. All determinations, interpretations and constructions made by the Administrator in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

3.	Shares Subject to the Plan.

(a)
Share Reserve. Subject to the provisions of Section 8(a) relating to adjustments upon changes in share capital, the aggregate number of Ordinary Shares of the Company that may be issued pursuant to Awards upon the Effective Date shall be 2,500,000 Ordinary Shares.  Any Ordinary Shares which remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan the Company shall at all times reserve sufficient number of Ordinary Shares to meet the requirements of the Plan. Should any Award for any reason expire or be canceled prior to its exercise or relinquishment in full, the Ordinary Shares therefore subject to such Award may again be subjected to an Award under the Plan or under the Company’s other equity incentive plans.  Any Shares subject to Awards shall be counted against the numerical limits of this Section 3(a) as one Ordinary Share for every Ordinary Share subject thereto.

(b)	Source of Shares. The shares issuable under the Plan shall be authorized but unissued or reacquired Ordinary Shares, including shares repurchased by the Company.

4.	Eligibility.

Awards may be granted to Employees or Directors of, or Consultants to the Company or its Subsidiaries.

5.	Award Provisions.

Each Award shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate. The provisions of separate Awards need not be identical; provided, however, that each Award Agreement shall include (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) the substance of each of the following provisions:

(a)	Term. No Award shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period as may be specified in the Award Agreement.

(b)
Exercise Price. The Exercise Price of each Share subject to an Option or any portion thereof shall be determined by the Administrator in its sole and absolute discretion in accordance with applicable law, subject to any guidelines as may be determined by the Board from time to time.

(c)
Consideration. The purchase price of Ordinary Shares acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Administrator in its sole discretion, by any combination of the methods of payment set forth below. The Administrator shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The methods of payment permitted by this Section 5(c) are:

(i)	by cash, check, bank draft or money order payable to the Company;

(ii)	by delivery to the Company (either by actual delivery or attestation) of Ordinary Shares;

(iii)
by a "net exercise" arrangement pursuant to which the Company will reduce the number of Ordinary Shares issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Optionholder to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that Ordinary Shares will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (A) shares are used to pay the exercise price pursuant to the "net exercise," (B) shares are delivered to the Optionholder as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(iv)	in any other form of legal consideration that may be acceptable to the Adminstrator.

(d)
Transferability of Awards.   No Award or any right with respect thereto, granted hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, and during the lifetime of the Participant each and all of such Participant's rights to purchase or receive Ordinary Shares hereunder shall be exercisable only by the Participant.  Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.  Prior to the exercise of any Award, all rights of the Participant over the Awards are personal, cannot be transferred, sold, assigned, pledged, hypothecated, disposed of or mortgaged, other than by will or laws of descent and distribution or pursuant to a valid court order.

(e)
Vesting Generally.  Subject to the provisions of Section 5(h), below, regarding distributions of shares with respect to Restricted Share Units, Awards may be exercised by the Participant in whole at any time or in part from time to time, to the extent that the Awards become vested and exercisable, prior to the termination of the plan, and provided that, subject to the provisions of Section 5(g) below, the Participant is an Employee, Director or Consultant of the Company or its Subsidiaries at all times beginning with the granting of the Award and ending on the date of exercise.

(f)
Termination Generally.  Subject to the provisions of Section 5(g) below, in the event of termination of Participant’s employment or services with the Company or any of its Subsidiaries, all Awards granted to such Participant shall immediately terminate.  A notice of termination of employment or service shall be deemed to constitute termination of employment or service.  For the avoidance of doubt, in case of such termination of employment or service, the unvested portion of the Participant’s Award shall not vest and shall not become exercisable.  Further, if termination of employment is for Cause, any outstanding unexercised Award (whether vested or non-vested), will immediately expire and terminate, and the Participant shall not have any right in connection to such outstanding Awards.

(g)
Exercise After Termination.  Notwithstanding anything to the contrary herein above, and unless otherwise determined in the Participant’s Award Agreement, an Award may be exercised after the date of termination of the Participant’s employment or service with the Company or its Subsidiaries during an additional period of time beyond the date of such termination, but only with respect to the number of Awards already vested at the time of such termination according to the terms of the Award Agreement , if:

(i)
termination is without Cause, in which event any Awards still in force and unexpired may be exercised within a period of ninety (90) days from the date of such termination, but only with respect to the number of shares purchasable or distributable at the time of such termination, according to the terms of the Award Agreement; or

(ii)
termination is the result of death or Disability of the Participant, in which event any Awards still in force and unexpired may be exercised within a period of twelve (12) months after the date of termination, but only with respect to the number of Awards already vested at the time of such termination according to the terms of the Award Agreement.

(h)
Distribution of Shares Pursuant to Restricted Share Units.  Notwithstanding anything in this Plan to the contrary, Restricted Share Units granted to U.S. Persons shall not be distributed until the later of (1) the date they vest, and (2) the earliest of the following events to occur:

(i)	death of the Participant,

(ii)	Disability of the Participant,

(iii)	a time or fixed schedule specified in the Award Agreement,

(iv)	a Change in Control of the Company, or

(v)	the Participant’s separation from service with the Company.

(i)	Acceleration. Notwithstanding anything in to the contrary, no Awards may provide for discretionary acceleration of distribution by any party, except as expressly provided in this Plan.

6.	Covenants of the Company.

(a)	Availability of Shares. During the terms of the Awards, the Company shall keep available at all times the number of Ordinary Shares reasonably required to satisfy such Awards.

(b)
Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell Ordinary Shares upon exercise of the Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Award or any Ordinary Shares issued or issuable pursuant to any such Award. If, after commercially reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Ordinary Shares under the Plan, the Company shall be relieved from any liability for failure to issue and sell Ordinary Shares upon exercise of such Awards unless and until such authority is obtained.

(c)
No Obligation to Notify. The Company shall have no duty or obligation to any Participant to advise such Participant as to the time or manner of exercising such Award.  Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award.

7.	Miscellaneous.

(a)	Use of Proceeds from Sales of Ordinary Shares. Proceeds from the sale of Ordinary Shares pursuant to Awards shall constitute general funds of the Company.

(b)
Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Administrator, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant.

(c)
Shareholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Ordinary Shares subject to such Award unless and until such Participant has exercised the Option pursuant to its terms or received a distribution of Ordinary Shares with respect to any such Restricted Share Unit Award, and the Participant shall not be deemed to be a shareholder of record until the issuance of the Ordinary Shares pursuant to such exercise or distribution has been entered into the books and records of the Company.

(d)
No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or other instrument executed thereunder or in connection with any Award granted pursuant to the Plan shall confer upon any Participant any right to continue to serve the Company or a Subsidiary in the capacity in effect at the time the Award was granted or shall affect the right of the Company or a Subsidiary to terminate the employment of an Employee with or without notice and with or without Cause pursuant to any applicable provisions of the Articles of Association of the Company or a Subsidiary (if any), and any applicable provisions of the corporate law of the country or state in which the Company or the Subsidiary is incorporated, as the case may be.

(e)	Intentionally omitted.

(f)
Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Ordinary Shares under any Award, (i) to give written assurances satisfactory to the Company as to the Participant's knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Ordinary Shares subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Ordinary Shares. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (x) the issuance of the shares upon the exercise or acquisition of Ordinary Shares under the Award has been registered under a then currently effective registration statement under the Securities Act, or (y) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on share certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Ordinary Shares.

(g)
Withholding Obligations. Unless prohibited by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means (in addition to the Company's right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding Ordinary Shares from the Ordinary Shares issued or otherwise issuable to the Participant in connection with the Award; or (iii) by such other method as may be set forth in the Award Agreement.

(h)	Electronic Delivery. Any reference herein to a "written" agreement or document shall include any agreement or document delivered electronically or posted on the Company's intranet.

8.	Adjustments upon Changes in Ordinary Shares; Other Corporate Events.

(a)
Capitalization Adjustments.  If the outstanding shares of the Company shall at any time be changed or exchanged by declaration of a share dividend, share split, combination or exchange of shares, recapitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of Ordinary Shares subject to this Plan or subject to any Awards theretofore granted, and the exercise prices or purchase prices, as applicable, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Ordinary Shares without changing the aggregate exercise price or purchase price, as applicable,, provided, however, that no adjustment shall be made by reason of the distribution of subscription rights (rights offering) on outstanding shares. Upon occurrence of any of the foregoing, the class and aggregate number of Ordinary Shares issuable pursuant to the Plan (as set forth in Section 3 hereof), in respect of which Awards have not yet been exercised, shall be appropriately adjusted, all as will be determined by the Administrator whose determination shall be final.

(b)
Dissolution or Liquidation. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, the Company shall immediately notify all unexercised Award holders of such dissolution or liquidation, and the Award holders shall then have ten (10) days to exercise any unexercised Award held by them at that time, without regard to their vesting dates, in accordance with the exercise procedure set forth herein and in their Award Agreements.  Upon the expiration of such ten day period, all remaining outstanding Awards will terminate immediately.

(c)
Corporate Transaction. The following provisions shall apply to Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Subsidiary and the holder of the Award or unless otherwise expressly provided by the Administrator at the time of grant of an Award.

(i)
Assumption of Awards. In the event of a Corporate Transaction, the unexercised Awards then outstanding under the Plan shall be assumed or substituted for the Ordinary Shares subject to the unexercised portions of such outstanding Awards for an appropriate number of shares of each class of shares or other securities of the Successor Company (or a parent or subsidiary of the Successor Company) as were distributed to the shareholders of the Company in respect of the Corporate Transaction, and appropriate adjustments shall be made in the purchase price per share to reflect such action, and all other terms and conditions of the Award Agreements, such as the vesting dates, shall remain in force, all as will be determined by the Administrator, whose determination shall be final.

(ii)
Vesting of Unassumed Awards.  Notwithstanding the above and subject to any applicable law, the Administrator shall have full power and authority to determine that in certain Award Agreements there shall be a clause instructing that, if in any such Corporate Transaction as described in Section 8(c)(i) above, the Successor Company (or parent or subsidiary of the Successor Company) does not agree to assume or substitute for the Awards, the vesting of the Awards shall be accelerated so that any unvested Award or any portion thereof shall be immediately vested and exercisable as of the date which is ten (10) days prior to the effective date of the Corporate Transaction.

(iii)
Determining Whether Awards are Assumed.  For the purposes of Section 8(c)(i) above, an Award shall be considered assumed or substituted if, following the Corporate Transaction, the Award confers the right to purchase or receive, for each Ordinary Share underlying an Award immediately prior to the Corporate Transaction, the consideration (whether shares, options, cash, or other securities or property) received in the Corporate Transaction by holders of shares held on the effective date of the Corporate Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Corporate Transaction is not solely ordinary shares (or their equivalent) of the Successor Company (or its parent or subsidiary), the Administrator may, with the consent of the Successor Company, provide for the consideration to be received upon the exercise of the Award to be solely ordinary shares (or their equivalent) of the Successor Company (or its parent or subsidiary) equal in Fair Market Value to the per Ordinary Share consideration received by holders of a majority of the outstanding shares in the Corporate Transaction; and provided further that the Administrator may determine, in its discretion, that in lieu of such assumption or substitution of Awards for options or restricted share units, as applicable, of the Successor Company or its parent or subsidiary, such Awards will be substituted for any other type of asset or property including cash which is fair under the circumstances.

9.   Termination or Suspension of the Plan.

(a)
Plan Term. Unless sooner terminated by the Administrator pursuant to Section 2, the Plan shall automatically terminate on December 31, 2023. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b)
No Impairment of Rights. Termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

10.	Effective Date of Plan.

This Plan shall become effective on the Effective Date.

11.	Choice of Law.

This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein.  The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to this Plan.

12.	Definitions.

As used in the Plan and any Award Agreement conferring an Award under the Plan, unless otherwise specified, the following terms shall have the meanings set forth below:

(a)	“Award” means, individually or collectively, a grant of Options or Restricted Share Units under this Plan.

(b)	“Award Agreement” means the agreement setting forth the terms and provisions applicable to each Award granted under the Plan. Each Award Agreement is subject to the terms and conditions of the Plan.

(c)	"Board" means the Board of Directors of the Company.

(d)
“Cause” means (i) conviction of any felony involving moral turpitude or affecting the Company; (ii) any refusal to carry out a reasonable directive of the CEO which involves the business of the Company or its Subsidiaries and was capable of being lawfully performed; (iii) embezzlement of funds of the Company or its Subsidiaries; (iv) any breach of the Participant's fiduciary duties or duties of care of the Company, including without limitation disclosure of confidential information of the Company; and (v) any conduct (other than conduct in good faith) reasonably determined by the Administrator to be materially detrimental to the Company.

(e)	“Change in Control” means a change in the effective control of the Company within the meaning of Treasury Regulations Section 1.409A-3(i)(5).

(f)	"Code" means the Internal Revenue Code of 1986, as amended, and regulations and other guidance thereunder.

(g)	"Committee" means a committee to which authority has been delegated by the Board in accordance with Section 2(a).

(h)	“Company” means EZchip Semiconductor Ltd., an Israeli company.

(i)
"Consultant" means any person, including an advisor, who is (i) engaged by the Company or a Subsidiary to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of a Subsidiary and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a "Consultant" for purposes of the Plan.

(j)	"Corporate Transaction" means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)	a sale or other disposition of all or substantially all, as determined by the Administrator in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii)	a sale or other disposition of at least 90% of the outstanding securities of the Company;

(iii)	the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)
the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the Ordinary Shares outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(k)	"Covered Employee" shall have the meaning provided in § 162(m)(3) of the Code and the regulations promulgated thereunder.

(l)	"Director" means a member of the Company’s Board of Directors.

(m)
"Disability" in general, a Participant shall be considered to have a Disability only if (A) the Participant is unable to engaged in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (B) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or its Subsidiaries.

(n)	"Effective Date" means the effective date of this Plan document, which is the date this Plan was approved by the Board.

(o)
"Employee" means any person employed by the Company or a Subsidiary. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an "Employee" for purposes of the Plan.

(p)
"Fair Market Value" means, as of any date, the closing sales price for the Company’s Ordinary Shares on any established stock exchange on which such Ordinary Shares are traded (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Ordinary Shares) on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable. Unless otherwise provided by the Administrator, if there is no closing sales price (or closing bid if no sales were reported) for the Ordinary Shares on the date of determination, then the Fair Market Value shall be the closing selling price (or closing bid if no sales were reported) on the last preceding date for which such quotation exists.  If, as of any valuation date, the shares of the Company are not traded on any established stock market, “Fair Market Value” shall be determined in a manner consistent with Treasury Regulation Section 1.409A-1(b)(5)(iv)(B).

(q)	"Option" means an option to purchase Ordinary Shares granted pursuant to the Plan.

(r)	"Optionholder" means a person to whom an Option is granted pursuant to the Plan or, if permitted under the terms of this Plan, such other person who holds an outstanding Option.

(s)	“Ordinary Shares” means the ordinary shares, NIS 0.02 par value each, of the Company.

(t)
"Outside Director" means a Director who either (i) is not a current employee of the Company or an "affiliated corporation" (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an "affiliated corporation" who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an "affiliated corporation," and does not receive remuneration from the Company or an "affiliated corporation," either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an "outside director" for purposes of Section 162(m) of the Code.

(u)	“Participant” means a person granted an Award under this Plan.

(v)	"Plan" means this Amended and Restated EZchip Semiconductor Ltd. 2009 Equity Incentive Plan.

(w)
“Restricted Share Units” (“RSUs”) means a unit granted pursuant to the Plan entitling the Participant to acquire one or more Shares of the Company in accordance with the terms of the Plan and the Award Agreement.

(x)	"Securities Act" means the Securities Act of 1933, as amended.

(y)
"Subsidiary" means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by the Company, and (ii) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(z)	“Successor Company” means any entity the Company is merged to or is acquired by, in which the Company is not the surviving entity

(aa)	“U.S. Person” means a person subject to United States tax on worldwide income under the Code.